Exhibit 10.2

NIKE, INC.

RESTRICTED STOCK AGREEMENT

Pursuant to paragraph 7 of the 1990 Stock Incentive Plan (the “Plan”) of NIKE, Inc., an Oregon corporation (the “Company”), and effective as of ___________ (the “Grant Date”), the Company hereby grants restricted stock to ______________________________ (the “Recipient”), subject to the terms and conditions of this agreement between the Company and the Recipient (this “Agreement”).  By accepting this restricted stock grant, the Recipient agrees to all of the terms and conditions of this Agreement.  Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Plan.

1.           Grant of Restricted Stock.  Subject to the terms and conditions of this Agreement, the Company hereby grants to the Recipient ____________________ shares of Class B Common Stock of the Company (the “Restricted Shares”).  The Restricted Shares are subject to forfeiture to the Company as set forth in Section 3 below.

2.           Vesting.

2.1           Generally.  All of the Restricted Shares shall initially be unvested, and shall vest with respect to one-third of the total Restricted Shares on each of the first three anniversaries of the Grant Date (provided that the Recipient is employed by or in the service of the Company on the applicable vesting date).  For purposes of this Agreement, the Recipient is considered to be employed by or in the service of the Company if the Recipient is employed by or in the service of the Company or any parent or subsidiary corporation of the Company (an “Employer”).

2.2           Acceleration Upon Death or Disability.  If the Recipient ceases to be employed by or in the service of the Company as a result of death or physical disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), all of the Restricted Shares shall immediately vest.

2.3           Double Trigger Acceleration on Change in Control.  All of the Restricted Shares shall immediately vest if a Change in Control (as defined below) occurs and at any time after the earlier of Shareholder Approval (as defined below), if any, or the Change in Control and on or before the second anniversary of the Change in Control, (i) the Recipient’s employment or service is terminated by the Company (or its successor) without Cause (as defined below), or (ii) the Recipient’s employment or service is terminated by the Recipient for Good Reason (as defined below).

2.3.1           For purposes of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events:

(a)           At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office;

(b)           At any time that the holders of the Class A Common Stock of the Company have the right to elect (voting as a separate class) a majority of the members of the Board of Directors of the Company, any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the then outstanding Class A Common Stock of the Company;

(c)           At any time after such time as the holders of the Class A Common Stock of the Company cease to have the right to elect (voting as a separate class) a majority of the members of the Board of Directors of the Company, any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) representing thirty percent (30%) or more of the combined voting power of the then outstanding Voting Securities;

(d)           A consolidation, merger or plan of exchange involving the Company (“Merger”) as a result of which the holders of outstanding Voting Securities immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or

(e)           A sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

2.3.2           For purposes of this Agreement, “Shareholder Approval” shall mean approval by the shareholders of the Company of a transaction, the consummation of which would be a Change in Control.

2.3.3           For purposes of this Agreement, “Cause” shall mean (a) the willful and continued failure to perform substantially the Recipient’s reasonably assigned duties with the Company or the Employer (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Recipient by the Company or the Employer which specifically identifies the manner in which the Company or the Employer believes that the Recipient has not substantially performed the Recipient’s duties, or (b) the willful engagement in illegal conduct which is materially and demonstrably injurious to the Company or the Employer.  No act, or failure to act, shall be considered “willful” if the Recipient reasonably believed that the action or omission was in, or not opposed to, the best interests of the Company or the Employer.

2.3.4           For purposes of this Agreement, “Good Reason” shall mean:

(a)           the assignment of a different title, job or responsibilities that results in a decrease in the level of responsibility of the Recipient after Shareholder Approval, if applicable, or the Change in Control when compared to the Recipient’s level of responsibility for the Company’s or the Employer’s operations prior to Shareholder Approval, if applicable, or the Change in Control; provided that Good Reason shall not exist if the Recipient continues to have the same or a greater general level of responsibility for Company operations after the Change in Control as the Recipient had prior to the Change in Control even if the Company operations are a subsidiary or division of the surviving company,

(b)           a reduction in the Recipient’s base pay as in effect immediately prior to Shareholder Approval, if applicable, or the Change in Control,

(c)           a material reduction in total benefits available to the Recipient under cash incentive, stock incentive and other employee benefit plans after Shareholder Approval, if applicable, or the Change in Control compared to the total package of such benefits as in effect prior to Shareholder Approval, if applicable, or the Change in Control, or

(d)           the Recipient is required to be based more than 50 miles from where the Recipient’s office is located immediately prior to Shareholder Approval, if applicable, or the Change in Control except for required travel on company business to an extent substantially consistent with the business travel obligations which the Recipient undertook on behalf of the Company prior to Shareholder Approval, if applicable, or the Change in Control.

3.           Forfeiture Restriction.  If the Recipient ceases to be employed by or in the service of the Company for any reason or for no reason, with or without cause, any Restricted Shares that did not vest pursuant to Section 2 above at or prior to the time of such termination of employment or service shall be forfeited to the Company; provided, however, that if the Recipient’s employment is terminated by the Company without Cause or by the Recipient for Good Reason after Shareholder Approval but before a Change in Control, any Restricted Shares that are forfeited under this sentence shall be restored to the Recipient and vested if a Change in Control subsequently occurs within one year.  Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or any Employer or to continue to provide services to the Company or any Employer or to interfere in any way with the right of the Company or any Employer to terminate Recipient’s services at any time for any reason, with or without cause.

4.           Restriction on Transfer.  The Recipient shall not sell, assign, pledge, or in any manner transfer unvested Restricted Shares, or any right or interest in unvested Restricted Shares, whether voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the Recipient’s domicile at the time of death.  Any sale or transfer, or purported sale or transfer, of unvested Restricted Shares, or any right or interest in unvested Restricted Shares, in violation of this Section 4 shall be null and void.

5.           Tax Withholding.  Recipient acknowledges that, on the date (the “Vesting Date”) any portion of the Restricted Shares vests, the Value (as defined below) on that date of such vested Restricted Shares will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on this income amount.  To satisfy the required withholding amount, Recipient shall surrender to the Company the number of vested Restricted Shares having a Value equal to the required withholding amount, and the Company shall have the right to cancel such number of vested Restricted Shares without any further action by Recipient before delivering the balance of the vested Restricted Shares to Recipient in accordance with Section 7.  For purposes of this Section 5, the “Value” of a Restricted Share shall be equal to the closing market price for Class B Common Stock on the last trading day preceding the Vesting Date.  Notwithstanding the foregoing, Recipient may elect with respect to any Vesting Date to pay withholding taxes in cash instead of having vested Restricted Shares withheld to cover taxes by giving notice to the Company in writing at least 15 days prior to the Vesting Date, in which case no vested Restricted Shares shall be delivered to Recipient until Recipient shall have paid to the Company in cash any required tax withholding.  Recipient agrees not to file with respect to any Restricted Shares any election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

6.           Rights as Shareholder; Dividends.  Upon the execution and delivery of this Agreement, the award of the Restricted Shares shall be completed and, except as limited by this Agreement, the Recipient shall be the owner of the Restricted Shares with all rights of a shareholder, including the right to vote the Restricted Shares and to receive ordinary dividends payable with respect to the Restricted Shares from the date of this Agreement.  Until the Restricted Shares become vested, they will not be treated as issued shares for federal income tax purposes and dividends paid to the Recipient with respect to the Restricted Shares will be treated for federal income tax purposes as additional compensation subject to applicable withholding.

7.           Stock Certificate.  To secure the rights of the Company under Sections 3 and 5, the Company will retain the certificate or certificates representing the Restricted Shares.  Upon any forfeiture of the Restricted Shares covered by this Agreement, the Company shall have the right to cancel the Restricted Shares in accordance with this Agreement without any further action by the Recipient.  After Restricted Shares have vested and all required withholding has been paid to the Company in connection with such vesting, the Company shall deliver a certificate for the remaining vested Restricted Shares to the Recipient.

8.           Changes in Capital Structure.  If, prior to vesting of Restricted Shares, the outstanding Class B Common Stock is increased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation as a result of a stock dividend, stock split, reorganization, merger, consolidation, plan of exchange, recapitalization or reclassification, the restrictions and other provisions of this Agreement shall apply to any such additional shares of Class B Common Stock or other shares or securities which are issued in respect of the Restricted Shares to the same extent as such restrictions and other provisions apply to the Restricted Shares.

9.           Restrictive Legends.  Stock certificates for shares issued under this Agreement may bear the following legends:

The shares represented by this certificate are subject to a Restricted Stock Agreement between the registered owner and NIKE, Inc. which restricts the transferability of the shares.  A copy of the agreement is on file with the Secretary of NIKE, Inc.

10.           Clawback Policy.  The Recipient acknowledges and agrees that all shares acquired by Recipient under this Agreement shall be subject to the NIKE, Inc. Policy for Recoupment of Incentive Compensation as approved by the Company’s Board of Directors and the Compensation Committee of the Company’s Board of Directors and in effect on the date of this Agreement.

11.           Miscellaneous.

11.1           Entire Agreement; Amendment.  This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and the Recipient.

11.2           Notices.  Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to the Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

11.3           Rights and Benefits.  The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.

11.4           Further Action.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

11.5           Applicable Law; Attorneys’ Fees.  The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon.  For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of, and agree that such litigation shall be conducted in, the courts of Washington County, Oregon or the United States District Court for the District of Oregon, where this Agreement is made and/or to be performed.  In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

NIKE, Inc.

Mark G. Parker
Chief Executive Officer